EXHIBIT 99.3

TPT Global Tech, Inc. Welcomes Mr. Harnish Gajjar as Chief Strategy Officer and Country Director (India)

Mr. Gajjar is a senior professional in business development, corporate finance and business strategy and brings over 16 years of valuable experience gained within the US, the UK, India, and Canada

SAN DIEGO, CA / ACCESSWIRE / June 29, 2021 / TPT Global Tech Inc. (“TPTW or TPT Global Tech”) (OTCQB:TPTW) www.tptglobaltech.com based in San Diego, California, a technology-based company with divisions providing telecommunications, medical technology, media content for domestic and international syndication as well as technology solutions, today announced that Mr. Harnish Gajjar has joined TPT Global Tech, Inc. as the Chief Strategy Officer and Country Director (India).

Mr. Gajjar’s experience includes a mélange of activities conducted and spearheaded with the sole objective of optimally catalyzing the expertise in Multi-Family Office Advisory, Commercial Banking, HNI Retail Banking, Investment Management, Business Strategy, Corporate Finance & Planning, Project & Program Management, Business Development, Marketing, and Operations.

As Chief Strategy Officer and Country Director (India), Mr. Gajjar will be working closely with the Chairman & CEO and other senior leaders within the Company. Mr. Gajjar’s main responsibilities will be to focus on group strategy, business revenue, investor relations, strategic initiatives, international expansion, and ensuring that the Company meets its objectives and delivers better shareholder value.

Mr. Gajjar’s corporate exposure includes global corporations while his sector experience includes Financial Services (HNI Retail Banking, Commercial Banking, Investment Management and Multi-Family Office), Technology, Media & Entertainment, Energy, Infrastructure, Education, Healthcare, Hospitality, Aerospace & Defence and High Street Retail. He has designed, led and managed over 170 projects while he has successfully implemented over 75 tech and non-tech global projects across clients such as Disney, Lionsgate, Arnold Palmer Group, Facebook, Kennedy Space Centre (NASA), TD Garden Boston, Tim Hortons, Taco Bell, Kelsey’s, DNC, IDB Group, TPT Global Tech, Tata Trusts, Biocon, Dr. Reddy’s, Torrent Group, Zydus Group and other public & private clients globally.

TPT Global Tech’s Chairman & CEO Stephen J. Thomas III quoted, “Harnish is a young and dynamic leader and we wanted someone like him to help us with our objectives at the HQ as well as across markets like India. We are excited about our plans in India and Harnish is going to help us with this expansion as the Group Chief Strategy Officer and Country Director (India).”

Mr. Harnish Gajjar said, “I am glad to be a part of TPT Global Tech team and excited to work with Stephen and other TPT Global Tech leaders across global markets. We are laying down the foundation for a global enterprise and initiating the India operations is the beginning of a new era for TPT Global Tech in South Asia. Stephen has some very interesting ideas about the East and we are putting that into motion with our India corporate initiative. India is a huge market that offers an excellent opportunity to expand the current businesses under TPT Global Tech. I am excited to play a dual role as the Chief Strategy Officer and Country director India and work closely with the senior leadership in the US while taking on the P&L and operational responsibility for the India operations.”

Mr. Gajjar has pursued the Senior Executive Programme from London Business School (London, UK), Master of Business Administration from University of East London (London, UK) and Bachelor of Science (Physics) from the University of Mumbai (Mumbai, India). Mr. Gajjar is an alumnus of London Business School (London, UK), University of East London (London, UK), University of Mumbai (Mumbai, India) and a Fellow of the Chartered Management Institute (London, UK).

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About TPT Global Tech, Inc.

TPT Global Tech Inc. based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT’s cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media, and collaboration features in today’s global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global Tech’s technologies and to schedule a call with CEO Stephen Thomas or Major General Wharton, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as “believes,” “looking ahead,” “anticipates,” “estimates” and other terms with similar meaning. Specifically, statements about the Company’s plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.

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